Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

FCFMOTA 2018-3 Investor Presentation November 2018

Free Writing Prospectus Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-294-1322. 2

Discussion Agenda Pages 4 7 15 24 30 43 1. Floorplan Transaction 2. Floorplan Master Trust 3. Floorplan Servicing and Risk Management 4. Corporate Overview 5. Ford Credit 6. Appendix 3

Floorplan Transaction

Floorplan Transaction Transaction Issuer Participants And Potential Timing Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Merrill Lynch, Pierce, Fenner & Smith Inc. Deutsche Bank Securities Inc. Lloyds Securities Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Expected Key Dates Item Thursday, November 1 Pre-Marketing Indenture Trustee Owner Trustee The Bank of New York Mellon U.S. Bank Trust, National Association Monday, November 5 Announce Transaction Backup Servicer Wells Fargo Bank, National Association Tuesday, November 6 Price Transaction Asset Representations Reviewer Clayton Fixed Income Services LLC Friday, November 9 Settlement Date 5 November 2018 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30

Floorplan Transaction
Transaction Structure – Series 2018-3

- Enhancement provided by subordinated notes, required subordinated amount, reserve amount and excess spread:

Capital Structure	Series Allocation*	Expected Ratings S&P	Expected Ratings Fitch
Class A-1 notes (Fixed) Class A-2 notes (Float)	76.00%	AAA(sf)	AAAsf
Class B notes (Fixed)	3.50%	AA+(sf)	AAsf
Class C notes (Fixed)**	5.00%	NR	NR
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.50%		
Total	100.00%		
Cash Reserve	0.35%		
Total Class A Enhancement	24.35%		

Class A-1 and A-2 Note Size	$700 million (subject to change)
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	October 15, 2021
Legal Final	October 15, 2023
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	Payment Rate Below 25% ***

- FCFMOTA 2018–3 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention

* As a percent of the required pool balance allocated to the series
** The Class C and Class D notes are not being offered by the prospectus
*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

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Floorplan Master Trust

Floorplan U.S. Product Overview  Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Ford’s goal is to maintain a profitable network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for our customers. At year-end 2017, Ford and Lincoln had approximately 3,250 dealers Over the past five years, Ford Credit financed approximately 76% to 78% of all Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing:      • Continuous dealer monitoring of: Financial health Payment performance Vehicle collateral status Risk-based on-site inventory audits » » » » • • • Intensification of risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship 8

Floorplan Securitization Trust Overview  Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 45 series The Trust offers floorplan asset-backed securities though various channels:  • • • Public transactions Rule 144A transactions Other private transactions 9

Floorplan Securitization Performance Overview Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Three-Month Average of Monthly Principal Payment Rate* Trust Pool Dealer Risk Ratings 90% 70% (Poor) Group III 50% 30% Group II 10% Group I Dec-13 Dec-14 Dec-15 Dec-16Dec-17 Sep-18 * The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** Estimated days supply derived from payment rate 10 Payment Rate Percent of Principal Balance 100% Other 80% Group IV 60% 40% 20% 0% (Strong) Memo: 65% y** 55% 45% 35% 25% 15% Dec-13Jun-14Dec-14Jun-15Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18 Days Suppl 75 Payment rate triggers 120 143 Lowest 3 Month Average Payment Rate was 29.9% in February 2005 Losses 0.226% 0.004% (0.008)%(0.008)%(0.004)%(0.004)%(0.005)% Recoveries 20132014201520162017Q3 2017Q3 2018 Losses 0.000%0.000%0.000%0.000%0.000%0.000%0.000% Recoveries 20132014201520162017Q3 2017Q3 2018 No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009

Floorplan Securitization Historical Balance Historical Trust Balance vs. Required Pool Balance (Bils) Floorplan Trust Balance (excluding EFA) Required Pool Balance Cash funding required as a result of low Trust balance* $18.0 $15.4 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Sep-18 Note: As of September 30, 2018 the Trust balance was $18.0 billion * Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) 11

Floorplan Securitization Structure Overview Credit enhancement in Ford Credit’s floorplan securitization program includes: • Subordination of junior notes • Available subordinated amount • Cash reserve (0.40% of notes) • Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits Concentration Limit Incremental Subordination * (Mils) - Ineligible receivables - Dealer concentration (5% for AutoNation) - Used vehicle concentration - Fleet concentration - Medium/Heavy truck concentration - Manufacturer concentration (2% for lower rated manufacturers) * As of September 30, 2018 N/A 2% 20% 4% 2% 10% $ 29.1 0.0 0.0 0.0 0.0 200.6 Total Class A Enhancement ~24.4% 12 Class A Notes ("AAA") % of Receivable Balance 76.0% 3.5% 5.0% 3.0% 12.5% Class B Notes ("AA") Class C Notes (“Not Rated") Class D Notes (“Not Rated") Available Subordinated Amount Reserve Account 0.35% Excess Spread

Floorplan Securitization Key Series Triggers  Enhancement Step-Up Trigger • Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25%  Amortization Triggers • • Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company • • 13

Floorplan Securitization Outstanding Series (As of September 30, 2018) Private Variable Funding Notes  Floorplan securitization 144A Term Series 2013-2, 2014-3, 2015-3, 2016-2 Series 2006-1, 2014-5 Amount Outstanding ($Bils) Senior Hard Enhancement (AAA Notes) Maturity Ranges $2.0 25.75% November 2018 - April 2020 $1.7 24.27% March 2020 - March 2023 • Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity • Capacity $3.4 billion Trust Balance (Bils)* - - - Total Funding Total Assets Unfunded Assets $ 12.8 18.0 5.2 14 * Numbers may not sum due to rounding Public Term Series 2014-2, 2015-2, 2015-5, 2016-1, 2016-3, 2016-5, 2017-1, 2017-2, 2017-3, 2018-1, 2018-2 $9.1 24.38% February 2019 - March 2023

Floorplan Servicing and Risk Management

Floorplan Servicing and Risk Management Underwriting and Credit Review Personal guarantees from many Process Dealer Structure • Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations dealers Assets • • • Stocks, bonds, cash Non-dealer real estate Other assets, for example, boat, plane, jewelry and furniture • Many dealers use a holding company structure similar to the one shown here Collateral • The financed vehicles are the primary collateral for dealer floorplan loans • For many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer-adjusted net worth and real estate equity Assets • Unfloored used inventory • Furniture, fixtures, parts, accessories and equipment Dealer net worth • Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans • Assets • Land • Buildings 16 Primary Collateral Financed new and used vehicles Real Estate Holding Company Secondary Collateral Dealer (Borrower) Secondary Collateral Dealer Principal Secondary Collateral Holding Company

Floorplan Servicing and Risk Management Underwriting and Credit Review Process  A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer’s:  • • • • Business, legal and operations structure including number of manufacturer franchises Credit information Financial statements or tax returns Types of vehicles included in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet   Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the similar process utilized to evaluate new dealer account originations  17

Floorplan Servicing and Risk Management Dealer Risk Rating Assessment  Ford Credit evaluates new dealer account originations (using a proprietary scoring model), performs ongoing credit reviews of dealers, and assigns risk ratings Consistent with the prospectus, dealer risk ratings are categorized into groups:   Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in December 2015. Dealer guarantees are now taken into account when assigning a dealer a risk rating Dealer risk model is validated regularly to ensure the integrity and performance of the model and is updated if necessary 18

Monitor Floorplan Servicing and Risk Management     Payoffs Aged Inventory Overline Report Financial Statements Dealer Monitoring Strategy Dealers Monthly Accounts Review  Assess dealer risk and determine action plans Dashboard – Medium to Low Risk  Trigger based action plans – action plans no longer required effective September 1, 2017 Watch Report – Medium to High Risk No Further Action  Formal review of action plans and results presented to senior management (plans may include more frequent physical audits) Watch Report Intensive Care Unit (ICU) – High Risk  More experienced risk team  Increased intensity surrounding action plans and timelines ICU Status  On-site control  Focus on asset protection Status Liquidation Liquidation  Focus on loss mitigation 19 MAR Directed Action Plans Monitor Monthly Accounts Review (MAR)

Floorplan Servicing and Risk Management Inventory Audits  Ford Credit determines the frequency of on-site vehicle inventory audits based primarily on the dealer’s risk rating, but also considers the results of electronic monitoring of the dealer’s performance, including daily payment verifications and monthly analysis of the dealer’s financial statements, payoffs, aged inventory, over credit line and delinquency reports • Ford Credit engages a vendor to perform on-site vehicle inventory audits Size of an audit team varies based on dealer locations and complexity All dealer locations are typically audited same day » » • • • • • Dealer generally does not receive advance notice of an audit Strict controls on how often the same auditor may lead a dealer’s audit Ford Credit generally reconciles each audit the same day Immediate payment is required for any sold vehicle Ford Credit follows a robust quality assurance process to monitor the vendor’s performance 20

Floorplan Servicing and Risk Management Ford Credit Monitoring Actions  If Ford Credit discovers any issues when monitoring a dealer, it may: • Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit Review curtailment options and advance rates Suspend credit lines Verify cash balances and organizational structure Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) Meet with owners / guarantors Increase risk rating to trigger more extensive monitoring Discuss with Ford or Lincoln sales division to ensure an aligned approach • • • • • • • 21

Floorplan Servicing and Risk Management Status Dealer Procedures  A dealer status is declared when: • Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest, files bankruptcy, or other circumstances that warrant immediate action •  Once a status is declared Ford Credit may then: • • • • • • Suspend credit lines Maintain Ford Credit personnel on site Secure dealer inventory, collect titles and keys, and / or issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate Initiate legal action to exercise rights under the floorplan financing agreement  If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: • • Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors  Should liquidation be necessary, inventory is disposed through transfer of vehicles to other dealers, repurchase by manufacturer and redistribution to other dealers or the sale of vehicles at auction 22

Floorplan Servicing and Risk Management Captive Finance Company Benefits • Integrated Systems Enable Real Time Controls Other captive finance company benefits: • Ford Ford Credit - Access to monthly dealer financial statements allows monitoring of dealer financial strength Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets 2. Information on sold vehicles reported to Ford Credit and matched to floorplan receivables North American Vehicle Information System Dealer Floorplan Receivables System - - 1. 3. Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives Dealer pays off floorplan receivables - Dealer 23

Corporate Overview

Creating Tomorrow, Together Passion for Product & Deep Customer Insight Fitness Metrics Culture & Values 25 Our People Operating Leverage Build, Partner, Buy Capital Efficiency Strong Balance Sheet Growth EBIT Margin ROIC Cash Flow Mobility Experiences Autonomous Technology Propulsion Choices Winning Portfolio Our Plan for Value Creation To become the world’s most trusted company, designing smart vehicles for a smart world. Our Aspiration Freedom of movement drives human progress. Our Belief

Strategic Highlights

Winning Portfolio	✓ Progress towards freshest industry showroom • U.S. – launched new Edge and Edge ST; celebrated Job 1 for Ranger which begins shipping in 2019 • Europe – strong early order bank for newly launched Focus • China – introduced new Ford Territory mid-size SUV developed with JMC; order banks open for all-new Focus and new Escort
Propulsion Choices	✓ China strategic partnership – signed 50-50 JV agreement with Zotye to provide all-electric vehicle solutions for China ride-hailing operators ✓ Europe – revealed the new Transit Custom plug-in hybrid electric vehicle (PHEV) launching in 2019
Autonomous Technology	✓ Announced second U.S. test city – Washington, D.C. ✓ Released "A Matter of Trust" outlining Ford's approach to AV development including safety and the application of technology to solve the challenges cities face
Mobility Experiences	✓ Ford, Uber and Lyft announced unprecedented commitment to SharedStreets, a data platform designed to better leverage data to improve urban mobility ✓ Transit – Europe's top-selling light commercial vehicle brand unveils new family of products with built-in connectivity, telematics and data services solutions to help fleet customers optimize efficiency and utilization
Fitness	✓ New local leadership in China bolstering depth and breadth of local talent in this key market ✓ Launched organizational redesign aimed at reducing spans, layers and complexity and enhancing efficiency ✓ New NA agency marketing lead – streamline investments, better leverage new channels and creative, increase ROI of spend ✓ Two new definitive agreements with Mahindra in India – connected cars and engine sourcing

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3Q 2018 Company Results (Mils) $1,668 • Auto and Ford Credit results drove net income and Company adjusted EBIT $991 • Mobility reflects investments in autonomous vehicle business, as well as services development $(103) $(196) $(216) $(231) $(343) • Corporate Other includes auto interest income, net gains and losses on marketable securities and corporate governance expenses Taxes / Non-Controlling Net Income (GAAP) Auto Mobility Ford CreditCorporate Other Company Adj. EBIT* Interest On Debt Special Items B / (W) 3Q 2017 $(477) $(124) $78 $(94) $(617) $(45) $(14) $95 $(581) * See Appendix for reconciliation to GAAP and definitions 27 27 $1,402 $678

3Q 2018 Automotive EBIT By Region (Mils) $1,960 • Automotive EBIT driven by NA at 8.8% EBIT margin, highest level since 3Q 2017, despite lower volume • Operations outside NA at an EBIT loss, down $613M YoY, driven by AP and Europe; the EBIT loss slightly improved from 2Q despite 6% lower volume $(152) $(208) $(245) North America South America Middle East & Africa Asia Pacific Automotive Europe B / (W) 3Q 2017 $(477) $136 $(2) $(192) $103 $(522) 28 28 $1,402 $(558) $47

Automotive Key Metrics • 3Q Automotive top line mixed, with revenue higher; EBIT and EBIT margin lower Global SAAR estimated to be 3% lower YoY Global market share lower with declines in all regions Lower wholesale volume due mainly to joint ventures in China and Turkey Revenue increase driven by favorable mix in NA THIRD QUARTER YEAR TO DATE • Global SAAR (Mils) Market Share (Pct) • Wholesales (000) Revenue (Bils) • EBIT (Mils) EBIT Margin (Pct) • •Celebrating production of the 10 millionth Mustang – America’s best-selling sports car of the last 50 years 29 29 93.3 7.1% 4,858 $107.2 $6,449 6.0% 95.62% 6.5%(0.6) ppts 4,508(7) % $109.62% $4,291$(2,158) 3.9%(2.1) ppts 97.0 6.8% 1,504 $33.6 $1,879 5.6% 94.3(3) % 6.3%(0.5) ppts 1,353(10) % $34.73% $1,402$ (477) 4.0%(1.6) ppts 2017 H / (L) 2018 2017 H / (L) 2018

Ford Credit

Ford Credit --A Strategic Asset (as of September 14, 2018) Earnings Before Taxes Distributions $4.9 $3.7 $2.9 $3.1 $2.5 $2.5 $2.4 $2.3 $2.0 $1.7 $2.1 $2.1 $2.0 $2.0 $1.9 $1.9 $1.8 $1.8 $1.2 $(2.6) 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 fcst 31 31 Over The Last 20 Years, Ford Credit Generated $42 Billion In Earnings Before Taxes And $26 Billion In Distributions

Ford Credit Key Metrics THIRD QUARTER YEAR TO DATE Net Receivables (Bils) Managed Receivables* (Bils) Loss-to-Receivables** (LTR) Auction Values*** EBT (Mils) ROE (Pct) • Strong 3Q EBT • U.S. consumer credit metrics healthy with improved LTR • Balance sheet and liquidity remain strong; managed leverage within target range of 8:1 to 9:1 Debt (Bils) Liquidity (Bils) Financial Statement Leverage (to 1) Managed Leverage* (to 1) * See Appendix for reconciliation to GAAP and definitions ** U.S. retail and lease *** U.S. 36-month off-lease at 3Q 2018 mix 32 32 $132 $30 9.4 8.7 $1385% $29(3) % 9.1(0.3) 8.4(0.3) Other Balance Sheet Metrics $138 $145 51 bps $ 17,520 $ 1,700 12% $1444% $1525% 43 bps(8) bps $ 18,1604% $ 1,964$ 264 14%2 ppts $138 $145 53 bps $ 17,795 $600 12% $1444% $1525% 44 bps(9) bps $ 18,7605% $678$78 13%1 ppt 2017 H / (L) 2018 2017 H / (L) 2018

Ford Credit 3Q 2018 EBT YoY Bridge (Mils) • Ford Credit EBT $78M higher YoY • Improvement reflects favorable lease residual performance due to higher auction values; also reflects favorable volume and mix Volume / Mix Financing Margin Credit Loss Lease Residual 3Q 2017 Exchange Other 3Q 2018 33 33 Residual Losses $50 Supplemental Depreciation 38

3Q 2018 Net Receivables Mix (Bils) Net Investment in Operating Leases Consumer Financing Non-Consumer Financing $143.6 $112.7 • Operating lease portfolio was 19% of total net receivables • U.S. and Canada represent 98% of operating lease portfolio $25.4 $5.5 Total Americas Europe Asia Pacific 34 34 $15.5 $9.4 $27.1 $56.7 $28.9 3Q 2018 H/(L) 2017 (Pct.) (Ppts.) SUV / CUV 55 0 Truck 27 4 Car 18 (4) $27.6 $76.2 $39.8

Ford Credit Americas Financing Placement Volume Shares And Contract YT D 3Q 2017 2018 2017 2018 Financing Shares (%) Retail Installment and Lease Share of Ford Retail Sales (excl. Fleet) United States Canada Wholesale Share 53 74% 59 69% 53 75% 59 73 % United States Canada Contract Placement Volume - New and Used Retail / Lease (000) 76 60% 76 57% 76 61% 76 59 % United States Canada Mexico T otal Americas Segment 290 53 11 302 46 8 812 140 30 873 130 25 354 356 982 1,028 35 35

U.S. Origination Metrics Retail and Lease FICO and Higher Risk Mix (Pct) Higher Risk Portfolio Mix Average Placement FICO 750 748 747 745 744 743 • Disciplined and consistent underwriting practices 6% 6% 6% 6% 6% 6% • Portfolio quality evidenced by FICO scores and steady risk mix 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 Retail Contract Terms • Extended-term contracts relatively small part of our business Retail > 84 Months Mix Average Retail Placement Term 66 mo 66 mo 65 mo 65 mo 65 mo 65 mo 4% 4% 4% 3% 2% 2% 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 36 36

U.S. Retail And Lease Credit Loss Drivers Over-60-Day Delinquencies (excl. Bankruptcies) Repossessions (000) and Repo. Rate (Pct) Repo. Rate Repossessions 1.22% 1.16% 1.12% 1.07% 1.06% 1.00% 0.15% • Delinquencies and repossessions remained low 0.13% 0.13% 0.12% 0.12% 0.10% 10 10 9 9 8 8 • Severity trended favorably YoY reflecting higher auction values 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 • Strong loss metrics reflect healthy consumer credit conditions Severity (000) Charge-Offs (Mils) and LTR Ratio (Pct) LTR Ratio Charge-Offs 0.60% $10.5 0.53% 0.51% 0.46% 0.44% $10.3 0.36% $10.2 $10.0 $9.8 $109 $9.5 $95 $93 $82 $83 $66 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 37 37

Worldwide Credit Loss Metrics Charge-Offs (Mils) and LTR Ratio (Pct) LTR Ratio Charge-Offs 0.40% 0.39% 0.33% 0.31% • YoY increase in charge-offs reflects a non-consumer loss recognized in 3Q 2018 0.29% 0.25% $101 $118 $143 $118 $97 $152 • Credit loss reserve based on historical losses, portfolio quality, and receivables level 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 Credit Loss Reserve (Mils) and Reserve as a Pct of EOP Managed Receivables (Pct) • YoY increase in reserve reflects historical losses and growth in receivables Reserve as a Pct of EOP Managed Receivables Credit Loss Reserve 0.44% 0.44% 0.44% 0.44% 0.43% 0.41% $588 $644 $668 $671 $659 $663 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 38 38

Funding Structure – Managed Receivables* (Bils) 2016 Dec 31 2017 Dec 31 2018 Sep 30 T erm Debt (incl. Bank Borrowings) T erm Asset-Backed Securities Commercial Paper Ford Interest Advantage / Deposits Other Equity Adjustments For Cash T otal Managed Receivables $ 66 50 4 6 9 13 (11) $ 75 53 5 5 9 16 (12) $ 73 55 4 6 11 15 (12) • Funding is diversified across platforms and markets • Well capitalized with a strong balance sheet and ample liquidity $ 137 $ 151 $ 152 Securitized Funding as Pct of Managed Receivables 37% 35% 36% * See Appendix for definitions and reconciliation to GAAP 39 39

Public Term Funding Plan* (Bils) 2018 2016 Actual 2017 Actual T hrough Oct 23 Forecast Unsecured --Currency of issuance (USD Equivalent) USD CAD EUR / GBP Other T otal unsecured Securitizations T otal public $ 9 1 3 $ 10 2 3 $ 6 - 8 1 - 2 4 - 5 $ 6 1 4 1 1 1 1 $ $ 14 13 $ $ 16 15 $ $ 14 - 16 13 - 14 $ $ 13 13 $ 28 $ 32 $ 28 - 30 $ 25 * Numbers may not sum due to rounding; see Appendix for definitions 40 40

Further Information Ford Investor Relations Contacts: Fixed Income Investors: Karen Rocoff 313-621-0965 krocoff@ford.com Justin Fischer 313-390-4189 jfisch22@ford.com Information on Ford: • • • • www.shareholder.ford.com 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Information on Ford Motor Credit Company: • • • • www.fordcredit.com/investor-center 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports 41 41

Cautionary Note On Forward-Looking Statements Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: • • • • • • • • • • • • • • • • • Ford’s long-term competitiveness depends on the successful execution of fitness actions; Industry sales volume, particularly in the United States, Europe, or China, could decline if there is a financial crisis, recession, or significant geopolitical event; Ford’s new and existing products and mobility services are subject to market acceptance; Ford’s results are dependent on sales of larger, more profitable vehicles, particularly in the United States; Ford may face increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in commodity prices, foreign currency exchange rates, and interest rates can have a significant effect on results; With a global footprint, Ford’s results could be adversely affected by economic, geopolitical, protectionist trade policies, or other events; Ford’s production, as well as Ford’s suppliers’ production, could be disrupted by labor disputes, natural or man-made disasters, financial distress, production difficulties, or other factors; Ford’s ability to maintain a competitive cost structure could be affected by labor or other constraints; Pension and other postretirement liabilities could adversely affect Ford’s liquidity and financial condition; Economic and demographic experience for pension and other postretirement benefit plans (e.g., discount rates or investment returns) could be worse than Ford has assumed; Ford’s vehicles could be affected by defects that result in delays in new model launches, recall campaigns, or increased warranty costs; Safety, emissions, fuel economy, and other regulations affecting Ford may become more stringent; Ford could experience unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; Ford’s receipt of government incentives could be subject to reduction, termination, or clawback; Operational systems, security systems, and vehicles could be affected by cyber incidents; Ford Credit’s access to debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts could be affected by credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Ford Credit could experience higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Ford Credit could face increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and Ford Credit could be subject to new or increased credit regulations, consumer or data protection regulations, or other regulations. • • • We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. 42 42

Appendix

Floorplan Portfolio Performance

		Nine months ended September 30,		Year ended December 31,				
		2018	2017	2017	2016	2015	2014	2013
		(Dollars in Millions)						
Ford Credit Portfolio	Average principal balance[1]	$23,150	$22,734	$22,519	$22,312	$19,261	$19,072	$17,177
	Net losses (recoveries)[2]	$39.2	$(0.8)	$(0.9)	$0.9	($0.7)	($1.5)	($1.3)
	Net losses (recoveries) / average principal balance	0.226%	(0.005)%	(0.004)%	0.004%	(0.004)%	(0.008)%	(0.008)%
	Liquidations [3]	$87,279	$85,482	$114,264	$109,982	$108,187	$97,427	$95,429
	Net losses (recoveries) / liquidations	0.045%	(0.001)%	(0.001)%	0.001%	(0.001)%	(0.002)%	(0.001)%

(1) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated

(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for that period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in other dealer assets will be subordinated to Ford Credit's interest in those assets, the net losses experienced by the trust may be higher.

(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.

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Floorplan – U.S. Product Features  New vehicles – 100% of invoice amount, including taxes, destination charges, and dealer holdback  Auction vehicles – auction price plus auction fee, transportation, and taxes  Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Advance Rates  Principal due generally upon sale of related vehicle  Interest and other administrative charges are billed and payable monthly in arrears Payment Terms  Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle  The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles  Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Curtailment Terms  Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing  Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies  In-Transit vehicles are also covered by Comprehensive insurance arranged by Ford. Insurance 45

Floorplan – U.S. Product Features Floorplan Interest Rate  Prime rate plus generally 1.50% for both new and used vehicles  Floorplan rates are not risk based In-transit Vehicle Adjustment Fee*  Prime rate plus a spread (which may be negative) agreed by Ford and Ford Credit  The spread has been 0.30% per annum over the past five years  Based on a 60-day vehicle supply  Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns  Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels New Vehicle Lines**  Based on a 30-45-day vehicle supply depending on dealer risk rating  Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval Used Vehicle Lines * In-transit floorplan receivable is created at gate release ** New floorplan receivable is created on the date the vehicle is delivered to the dealer 46

Floorplan Trust Legal Structure Ford Motor Company Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Credit Floorplan LLC (Depositor) Ford Credit Floorplan Corp. (Depositor) Ford Credit Floorplan Master Owner Trust A (Issuer) Clayton Fixed Income Services LLC (Asset Representations Reviewer) The Bank of New York Mellon (Indenture Trustee) Wells Fargo Bank, N.A. (Back-up Servicer)* US Bank (Owner Trustee) Outstanding Series * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-" from Standard & Poor's and "Baa3" from Moody's 47

Company Net Income Reconciliation To Adjusted 3Q EBIT (Mils) YT D Memo: FY 2017 2017 2018 2017 2018 Net income / (Loss) attributable to Ford (GAAP) Income / (Loss) attributable to non-controlling interests $ 1,572 7 $ 991 2 $ 5,211 22 $ 3,793 14 $ 7,731 26 Net income / (Loss) Less: (Provision for) / Benefit from income taxes $ 1,579 (191) $ 993 (101) $ 5,233 (1,054) $ 3,807 (555) $ 7,757 (402) Income / (Loss) before income taxes Less: Special items pre-tax $ 1,770 (217) $ 1,094 (231) $ 6,287 (441) $ 4,362 (250) $ 8,159 (289) Income / (Loss) before special items pre-tax Less: Interest on debt $ 1,987 (298) $ 1,325 (343) $ 6,728 (882) $ 4,612 (933) $ 8,448 (1,190) Adjusted EBIT (Non-GAAP) $ 2,285 $ 1,668 $ 7,610 $ 5,545 $ 9,638 Memo: Revenue (Bils) $ 36.5 $ 37.6 $ 115.5 $ 118.5 $ 156.8 Net income margin (GAAP) (Pct) 4.3% 2.6% 4.5% 3.2% 4.9% Adjusted EBIT margin (Non-GAAP) (Pct) 6.3% 4.4% 6.6% 4.7% 6.1% 48 48

Company Earnings Per Share Per Share Reconciliation To Adjusted Earnings 3Q YTD 2017 2018 2017 2018 Diluted After-T ax Results (Mils) Diluted after-tax results (GAAP) Less: Impact of pre-tax and tax special items Adjusted net income – diluted (Non-GAAP) $ 1,572 (170) $ 991 (183) $ 5,211 (363) $ 3,793 (197) $ 1,742 $ 1,174 $ 5,574 $ 3,990 Basic and Diluted Shares (Mils) Basic shares (average shares outstanding) Net dilutive options and unvested restricted stock units Diluted shares 3,972 24 3,976 24 3,975 21 3,976 23 3,996 4,000 3,996 3,999 Earnings per share – diluted (GAAP) Less: Net impact of adjustments Adjusted earnings per share – diluted (Non-GAAP) $ 0.39 (0.05) $ 0.25 (0.04) $ 1.30 (0.09) $ 0.95 (0.05) $ 0.44 $ 0.29 $ 1.39 $ 1.00 49 49

Company Effective Tax Rate Tax Rate Reconciliation To Adjusted Effective 2018 Memo: FY 2017 3Q YTD Pre-Tax Results (Mils) Income / (Loss) before income taxes (GAAP) Less: Impact of special items Adjusted earnings before taxes (Non-GAAP) $ 1,094 (231) $ 4,362 (250) $ 8,159 (289) $ 1,325 $ 4,612 $ 8,448 Taxes (Mils) (Provision for) / Benefit from income taxes (GAAP) Less: Impact of special items Adjusted (provision for) / benefit from income taxes (Non-GAAP) $ (101) 48 $ (555) 53 $ (402) 897 $ (149) $ (608) $ (1,299) Tax Rate (Pct) Effective tax rate (GAAP) Adjusted effective tax rate (Non-GAAP) 9.2% 11.2% 12.7% 13.2% 4.9% 15.4% 50 50

Company Special Items (Mils) 3Q YTD Memo: 2017 2018 2017 2018 FY 2017 Pension and OPEB gain / (loss) Year end net pension and OPEB remeasurement Other pension remeasurement Pension curtailment Total Pension and OPEB gain / (loss) $ - - - $ - - - $ - - - $ - 26 15 $ (162) - 354 $ - $ - $ - $ 41 $ 192 Separation-related actions $ (230) $ (224) $ (259) $ (275) $ (297) Other Items San Luis Potosi plant cancellation Next-generation Focus footprint change Focus Active cancellation Total Other Items $ (12) 25 - $ - - (7) $ 41 (223) - $ - (9) (7) $ 41 (225) - $ 13 $ (7) $ (182) $ (16) $ (184) Total pre-tax special items $ (217) $ (231) $ (441) $ (250) $ (289) Tax special items $ 47 $ 48 $ 78 $ 53 $ 897 51 51

Ford Credit Liquidity Sources* (Bils) 2017 Sep 30 2017 Dec 31 2018 Jun 30 2018 Sep 30 Liquidity Sources Cash Committed ABS facilities Other unsecured credit facilities Ford corporate credit facility allocation T otal liquidity sources Utilization of Liquidity $ 11.3 33.4 2.8 $ 11.8 33.4 3.3 $ 10.7 32.0 2.8 $ 12.1 32.0 3.0 3.0 3.0 3.0 3.0 $ 50.5 $ 51.5 $ 48.5 $ 50.1 Securitization cash Committed ABS facilities Other unsecured credit facilities Ford corporate credit facility allocation T otal utilization of liquidity $ (2.8) (17.0) (1.0) $ (3.8) (17.2) (1.1) $ (3.3) (17.7) (0.3) $ (3.0) (17.7) (0.7) - - - - $ (20.8) $ (22.1) $ (21.3) $ (21.4) Gross liquidity Adjustments Net liquidity available for use $ 29.7 $ 29.4 $ 27.2 $ 28.7 0.2 0.1 0.2 0.3 $ 29.9 $ 29.5 $ 27.4 $ 29.0 * See Appendix for definitions 52 A523

Ford Credit
Financial Statement Leverage Reconciliation To Managed Leverage
(Bils)

	2017 Sep 30	2017 Dec 31	2018 Sep 30
Leverage Calculation			
Total debt*	$ 132.4	$ 137.8	$ 138.2
Adjustments for cash**	(11.3)	(11.8)	(12.1)
Adjustments for derivative accounting***	(0.2)	-	0.6
Total adjusted debt	$ 120.9	$ 126.0	$ 126.7
Equity****	$ 14.1	$ 15.9	$ 15.2
Adjustments for derivative accounting***	(0.3)	(0.1)	(0.1)
Total adjusted equity	$ 13.8	$ 15.8	$ 15.1
Financial statement leverage (to 1) (GAAP)	9.4	8.7	9.1
Managed leverage (to 1) (Non-GAAP)	8.7	8.0	8.4

* Includes debt issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions

** Cash and cash equivalents, and Marketable securities reported on Ford Credit's balance sheet, excluding amounts related to insurance activities

*** Related primarily to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings

**** Total shareholder's interest reported on Ford Credit's balance sheet

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Ford Credit
Total Net Receivables Reconciliation To Managed Receivables (Bils)

	2016 Dec 31	2017 Sep 30	2017 Dec 31	2018 Sep 30
Ford Credit finance receivables, net (GAAP)*	$ 96.2	$ 103.9	$ 108.4	$ 107.9
Net investment in operating leases (GAAP)*	27.2	26.9	26.7	27.6
Consolidating adjustments**	6.8	6.7	7.6	8.1
Total net receivables	$ 130.2	$ 137.5	$ 142.7	$ 143.6
Ford Credit unearned interest supplements and residual support	5.3	5.9	6.1	6.7
Allowance for credit losses	0.5	0.6	0.7	0.7
Other, primarily accumulated supplemental depreciation	0.9	1.1	1.0	1.1
Total managed receivables (Non-GAAP)	$ 136.9	$ 145.1	$ 150.5	$ 152.1

* Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit's balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors

** Primarily includes Automotive segment receivables purchased by Ford Credit which are classified to Trade and other receivables on our consolidated balance sheet. Also includes eliminations of intersegment transactions

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Non-GAAP Financial Measures That Supplement GAAP Measures We use both GAAP and non-GAAP financial measures for operational and financial decision making, and to assess Company and segment business performance. The non-GAAP measures listed below are intended to be considered by users as supplemental information to their equivalent GAAP measures, to aid investors in better understanding our financial results. We believe that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess our period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. • Company Adjusted EBIT (Most Comparable GAAP Measure: Net income attributable to Ford) – Earnings before interest and taxes (EBIT) includes non-controlling interests and excludes interest on debt (excl. Ford Credit Debt), taxes and pre-tax special items. This non-GAAP measure is useful to management and investors because it allows users to evaluate our operating results aligned with industry reporting. Pre-tax special items consist of (i) pension and OPEB remeasurement gains and losses, (ii) significant personnel and dealer-related costs stemming from our efforts to match production capacity and cost structure to market demand and changing model mix, and (iii) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities. When we provide guidance for adjusted EBIT, we do not provide guidance on a net income basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. • Company Adjusted EBIT Margin (Most Comparable GAAP Measure: Company Net Income Margin) – Company Adjusted EBIT margin is Company adjusted EBIT divided by Company revenue. This non-GAAP measure is useful to management and investors because it allows users to evaluate our operating results aligned with industry reporting. • Adjusted Earnings Per Share (Most Comparable GAAP Measure: Earnings Per Share) – Measure of Company’s diluted net earnings per share adjusted for impact of pre-tax special items (described above), and tax special items. The measure provides investors with useful information to evaluate performance of our business excluding items not indicative of underlying run rate of our business. When we provide guidance for adjusted earnings per share, we do not provide guidance on an earnings per share basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. • Adjusted Effective Tax Rate (Most Comparable GAAP Measure: Effective Tax Rate) – Measure of Company’s tax rate excluding pre-tax special items (described above) and tax special items. The measure provides an ongoing effective rate which investors find useful for historical comparisons and for forecasting. When we provide guidance for adjusted effective tax rate, we do not provide guidance on an effective tax rate basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. 55 55

Non-GAAP Financial Measures That Supplement GAAP Measures • Company Adjusted Operating Cash Flow (Most Comparable GAAP Measure: Net Cash Provided By / (Used In) Operating Activities) – Measure of Company’s operating cash flow excluding Ford Credit’s operating cash flows. The measure contains elements management considers operating activities, including Automotive and Mobility capital spending, Ford Credit distributions to its parent, and settlement of derivatives. The measure excludes cash outflows for funded pension contributions, separation payments, and other items that are considered operating cash outflows under U.S. GAAP. This measure is useful to management and investors because it is consistent with management’s assessment of the Company’s operating cash flow performance. When we provide guidance for Company adjusted operating cash flow, we do not provide guidance for net cash provided by/(used in) operating activities because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including cash flows related to the Company's exposures to foreign currency exchange rates and certain commodity prices (separate from any related hedges), Ford Credit's operating cash flows, and cash flows related to special items, including separation payments, each of which individually or in the aggregate could have a significant impact to our net cash provided by/(used in) our operating activities. • Adjusted ROIC – This calculation provides management and investors with useful information to evaluate the Company’s after-cash tax operating return on its invested capital for the period presented. Adjusted net operating profit after cash tax measures operating results less special items, interest on debt (excl. Ford Credit Debt), and certain pension/OPEB costs. Average invested capital is the sum of average balance sheet equity, debt (excl. Ford Credit Debt), and net pension/OPEB liability. • Ford Credit Managed Receivables – (Most Comparable GAAP Measure: Net Finance Receivables plus Net Investment in Operating Leases) – Measure of Ford Credit’s Total net receivables, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation). The measure is useful to management and investors as it closely approximates the customer’s outstanding balance on the receivables, which is the basis for earning revenue. • Ford Credit Managed Leverage (Most Comparable GAAP Measure: Financial Statement Leverage) – Ford Credit’s debt-to-equity ratio adjusted (i) to exclude cash, cash equivalents, and marketable securities (other than amounts related to insurance activities), and (ii) for derivative accounting. The measure is useful to investors because it reflects the way Ford Credit manages its business. Cash, cash equivalents, and marketable securities are deducted because they generally correspond to excess debt beyond the amount required to support operations and on-balance sheet securitization transactions. Derivative accounting adjustments are made to asset, debt, and equity positions to reflect the impact of interest rate instruments used with Ford Credit’s term-debt issuances and securitization transactions. Ford Credit generally repays its debt obligations as they mature, so the interim effects of changes in market interest rates are excluded in the calculation of managed leverage. 56 56

Total Company Definitions And Calculations Automotive Records • References to Automotive records for EBIT margin and business units are since at least 2009 Wholesales and Revenue • Wholesale unit volumes include all Ford and Lincoln badged units (whether produced by Ford or by an unconsolidated affiliate) that are sold to dealerships, units manufactured by Ford that are sold to other manufacturers, units distributed by Ford for other manufacturers, and local brand units produced by our China joint venture, Jiangling Motors Corporation, Ltd. (“JMC”), that are sold to dealerships. Vehicles sold to daily rental car companies that are subject to a guaranteed repurchase option (i.e., rental repurchase), as well as other sales of finished vehicles for which the recognition of revenue is deferred (e.g., consignments), also are included in wholesale unit volumes. Revenue from certain vehicles in wholesale unit volumes (specifically, Ford badged vehicles produced and distributed by our unconsolidated affiliates, as well as JMC brand vehicles) are not included in our revenue Industry Volume and Market Share • Industry volume and market share are based, in part, on estimated vehicle registrations; includes medium and heavy duty trucks SAAR • SAAR means seasonally adjusted annual rate Company Cash • Company cash includes cash, cash equivalents, marketable securities and restricted cash; excludes Ford Credit’s cash, cash equivalents, marketable securities and restricted cash Market Factors • Volume and Mix – primarily measures EBIT variance from changes in wholesale volumes (at prior-year average contribution margin per unit) driven by changes in industry volume, market share, and dealer stocks, as well as the EBIT variance resulting from changes in product mix, including mix among vehicle lines and mix of trim levels and options within a vehicle line Net Pricing – primarily measures EBIT variance driven by changes in wholesale prices to dealers and marketing incentive programs such as rebate programs, low-rate financing offers, special lease offers and stock accrual adjustments on dealer inventory Market Factors exclude the impact of unconsolidated affiliate wholesales • • ROE • Reflects an annualized return on equity. This metric is calculated by taking net income for the period divided by average equity for the period and annualizing the result by dividing by the number of days in the quarter and multiplying by 365. Earnings Before Taxes (EBT) • Reflects Income before income taxes Pension Funded Status • Current period balances reflect net underfunded status at December 31, 2017, updated for service and interest costs, expected return on assets, separation expense, interim remeasurement expense, actual benefit payments and cash contributions. The discount rate and rate of expected return assumptions are unchanged from year end 2017. Note: Calculated results may not sum due to rounding 57 57

Ford Credit Definitions And Calculations Adjustments (as shown on the Liquidity Sources chart) • Include certain adjustments for asset-backed capacity in excess of eligible receivables and cash related to the Ford Credit Revolving Extended Variable-utilization program (“FordREV”), which can be accessed through future sales of receivables Cash (as shown on the Funding Structure, Liquidity Sources and Leverage charts) • Cash and cash equivalents and Marketable securities reported on Ford Credit’s balance sheet, excluding amounts related to insurance activities Committed Asset-Backed Security (“ABS”) Facilities (as shown on the Liquidity Sources chart) • Committed ABS facilities are subject to availability of sufficient assets, ability to obtain derivatives to manage interest rate risk, and exclude FCE Bank plc (“FCE”) access to the Bank of England’s Discount Window Facility Earnings Before Taxes (EBT) • Reflects Income before income taxes as reported on Ford Credit’s income statement ROE (as shown on the Key Metrics chart) • Reflects an annualized return on equity. This metric is calculated by taking net income for the period divided by average equity for the period and annualizing the result by dividing by the number of days in the quarter and multiplying by 365 Securitizations (as shown on the Public Term Funding Plan chart) • Public securitization transactions, Rule 144A offerings sponsored by Ford Motor Credit, and widely distributed offerings by Ford Credit Canada Securitization Cash (as shown on the Liquidity Sources chart) • Securitization cash is cash held for the benefit of the securitization investors (for example, a reserve fund) Term Asset-Backed Securities (as shown on the Funding Structure chart) • Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements Total Debt (as shown on the Leverage chart) • Debt on Ford Credit’s balance sheet. Includes debt issued in securitizations and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions Total Net Receivables (as shown on the Total Net Receivables Reconciliation To Managed Receivables chart) • Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors Unallocated Other (as shown on the EBT By Segment chart) • Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions 58 58